Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of CVR GP, LLC

The Unitholders of CVR Partners, LP

The General Partner of CVR Partners, LP

We have issued our reports dated February 19, 2015 with respect to the consolidated financial statements and internal control over financial reporting of CVR Partners, LP included in the Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Kansas City, Missouri

December 1, 2015